Exhibit 10.3

Amendment No. 2 to Retirement Benefit Agreement

AMENDMENT TO EXHIBIT D

The parties previously executed a “Delay of Payment Election Form” as Exhibit D to the Retirement Benefit Agreement (the “Agreement”) between Sunstone Hotel Investors, Inc., a Maryland corporation (the “Corporation”) and Robert A. Alter (the “Employee”), dated November 15, 1997, to establish a schedule of payments under the Agreement.

In IRS Notice 2007-86 (issued October 22, 2007), the IRS extended the deadline for changing the form or schedule of payments under certain arrangements including the Agreement. Accordingly, the Employee hereby provides the following election, which will be deemed to amend the Agreement, provided that the election may not change payments that otherwise would have been made in 2008, or cause payments to be made in 2008:

Employee hereby elects to receive payments of the balance in his Deferred Compensation Account pursuant to the following schedule subject to the limits set forth in the preceding paragraph:

The outstanding balance of the Deferred Compensation Account shall be paid to the Employee in ten (10) annual installments beginning in 2011, with each payment to be made in January or February of such calendar year on a date determined by the Corporation, and the amount of each payment shall be the balance of the Employee’s Deferred Compensation Account as of the previous December 31 st, multiplied by a fraction with the numerator equal to 1 and the denominator equal to the number of years remaining until the year 2021, so that in January or February of 2011, the Corporation shall pay the Employee an amount equal to 1/10 of the balance of his Deferred Compensation Account as of December 31, 2010, and in January or February of 2020, the Corporation shall pay the Employee the entire balance of his Deferred Compensation Account.

or if the Employee dies before the final payment, the entire remaining balance of the Employee’s Deferred Compensation Account shall be paid in one lump sum to the Employee’s last designated beneficiary, if any, otherwise to the administrator or executor of the Employee’s estate.

Notwithstanding the prior provisions of this election, in any year in which a payment is due, if by February 28 the Corporation is unable to determine the balance of the Deferred Compensation Account as of December 31 of the prior year, the date for payment of such amount shall be extended until such time as the Corporation can determine the balance of the Deferred Compensation Account as of December 31 of the prior year.

Once executed, this election form will constitute an amendment to the Agreement. Employee understands and acknowledges that the Corporation also has the right to amend the Agreement and the treatment of deferrals thereunder to the extent it deems necessary or appropriate to do so in view of the requirements of Section 409A of the Internal Revenue Code and any applicable guidance issued thereunder.

This form is executed as of July 31, 2008.

SUNSTONE HOTEL INVESTORS, INC.

By:	/s/ Kenneth E. Cruse

Kenneth E. Cruse

Chief Financial Officer

/s/ Robert A. Alter

Robert A. Alter, Employee

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